UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

PALM HARBOR HOMES, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PALM HARBOR HOMES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 22, 2010

To Our Shareholders:

Palm Harbor Homes, Inc. will hold its Annual Meeting of Shareholders at our headquarters located at 15303 Dallas Parkway, Suite 800, Addison, Texas, on September 22, 2010, at 10:00 a.m., Dallas time. The purpose of the meeting is to vote on the following proposals to:

Proposal 1:	Elect seven directors to serve for a one year term, or until their successors are duly elected and qualified.

Proposal 2:	Amend and restate the Company’s Amended and Restated Articles of Incorporation, as amended, to increase the number of authorized shares of common stock and preferred stock.

Proposal 3:	Ratify the adoption of a short-term shareholder rights plan designed to preserve certain potential tax benefits to the Company.

Proposal 4:	Ratify the selection by our Audit Committee of Ernst &Young LLP as independent registered public accountants for the fiscal year ending March 25, 2011.

Proposal 5:	Transact any other business that may properly be brought before the annual meeting.

Shareholders of record at the close of business on August 10, 2010 are entitled to notice of, and to vote at, the annual meeting.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, please promptly vote by mail, Internet or telephone by marking, signing, dating and returning your proxy card or voting instruction card so that your shares will be represented at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Kelly Tacke Executive Vice President and Secretary

August 13, 2010

Addison, Texas

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

September 22, 2010

Palm Harbor Homes, Inc.

15303 Dallas Parkway, Suite 800

Addison, Texas 75001

The Board of Directors is soliciting proxies to be used at the 2010 annual meeting of shareholders to be held at the Company’s headquarters, 15303 Dallas Parkway, Suite 800, Addison, Texas, on September 22, 2010, at 10:00 a.m., Dallas time and at any adjournment of the meeting. This proxy statement and form of proxy are first being made available to shareholders on or about August 13, 2010.

Who May Vote

Only shareholders of record as of the close of business on August 10, 2010 are entitled to notice of and to vote at the annual meeting. As of August 13, 2010, we had 22,980,093 outstanding shares of common stock, our only outstanding voting security. Each shareholder of record of our common stock on the record date is entitled to one vote on each matter properly brought before the annual meeting for each share of common stock held. If you hold shares of our common stock through any of our stock purchase or savings plans, you will receive voting instructions from the plans’ administrator. Please sign and return those instructions promptly to assure that your shares are represented at the annual meeting.

In accordance with our Bylaws, a list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the annual meeting, between the hours of 9:00 a.m. and 4:00 p.m. local time at our offices located at 15303 Dallas Parkway, Suite 800, Addison, Texas.

How You May Vote

The four methods to vote are:

•	In person at the Annual Meeting.

•	Over the Internet, by going to www.voteproxy.com and follow the instructions there. You will need the 11 digit number included on your proxy card or notice.

•	Vote by telephone, by calling (800) 776-9437 and follow the instructions. You will need the 11 digit number included on your proxy card or notice.

•	By mail.

Internet and telephone voting facilities for shareholders will be available 24 hours a day and the deadline for voting by these methods is 11:59 p.m., Eastern Time, on September 21, 2010. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

You may revoke your proxy at any time before it is exercised by:

•	giving written notice of revocation to our corporate Secretary, Kelly Tacke, at Palm Harbor Homes, Inc., 15303 Dallas Parkway, Suite 800, Addison, Texas 75001;

•	timely delivering a properly executed, later-dated proxy (including by means of a telephone or Internet vote); or

•	voting in person at the annual meeting.

Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If you hold common stock through any of our stock purchase or saving plans, you will receive voting instructions. Please sign and return those instructions promptly to assure that your shares are represented at the annual meeting.

If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board of Directors, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform us that it does not have the authority to vote on such matters with respect to your shares. This is generally referred to as a “broker non-vote.” If your shares are held in the name of a bank, broker or nominee, they will send you instructions on how to vote.

Proposal No. 4 (ratification of the appointment of the independent registered public accountants) is a matter that we believe will be considered “routine.” A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with such proposal. Proposal No. 1 (election of directors), Proposal No. 2 (amendment and restatement of our Articles of Incorporation), and Proposal No. 3 (ratification of the adoption of a short-term shareholder rights plan) are matters we believe will be considered “non-routine.” A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1 through 3.

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the company or to third parties, except as necessary to meet applicable legal requirements; to allow for the tabulation and certification of votes; and to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded (without the corresponding votes) to our management and the board.

Quorum and Required Vote

The presence, in person or represented by proxy, of the holders of a majority of our outstanding common stock (11,490,047 shares) entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. However, if a quorum is not present at the annual meeting, the shareholders, present in person or represented by proxy, have the power to adjourn the annual meeting until a quorum is present or represented. Votes “for,” “against,” abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum at the annual meeting. A broker “non-vote” occurs when a nominee holding common stock does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

A plurality of the votes duly cast is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). To approve the amendment and restatement of our Amended and Restated Articles of Incorporation, as amended, the proposal must receive the favorable vote of the holders of 66 2/3% of our outstanding common stock (15,320,062 shares). To ratify the adoption of the shareholder rights plan, the proposal must receive the favorable vote of a majority of the shares of common stock entitled to vote and represented at the annual meeting. In order to ratify the appointment of Ernst &Young LLP as our independent auditor for the year ending March 25, 2011, the proposal must receive the favorable vote of a majority of the shares of common stock entitled to vote and represented at the annual meeting. Abstentions and broker non-votes are not counted for purposes of any of the matters being submitted to a vote of shareholders.

Cost of Proxy Solicitation

The cost of soliciting proxies will be borne by us. Proxies may be solicited on our behalf by our directors, officers or employees in person, by telephone, facsimile or by other electronic means. They will not be separately compensated for their services. In accordance with SEC regulations and the regulations of The Nasdaq Stock Market, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares of our common stock and soliciting proxies from them.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, seven directors will be elected by the shareholders to serve until their successors have been duly elected and qualified, or until the earliest of their death, resignation or retirement. The Governance Committee of the Board of Directors has proposed the following nominees for election as directors at the annual meeting. Each of the nominees is currently a member of the Board of Directors.

Nominees

Larry H. Keener, Chairman of the Board of Directors since March 2005. Director since 1995. Chief Executive Officer since June 1997 and President since June 1994. Chief Operating Officer from June 1994 to June 1997. Division President from June 1989 to May 1994. Director from 1980 to May 1994. Mr. Keener does not, and has not during the past five years, served on the Board of Directors of any other public company. Age: 60.

William M. Ashbaugh, Director since 2007. Vice President from August 2001 to July 2005 and Senior Vice President of Capital Southwest Corporation and Capital Southwest Venture Corporation since July 2005. Managing Director of Hoak Breedlove Wesneski & Co. from April 1998 to August 2001. Managing Director of Principal Financial Securities, Inc. from March 1997 to February 1998. Managing Director of Southwest Securities from October 1995 to March 1997. Director of the following private companies CMI Holding Company, Inc., Trax Technologies, Inc., Cinatra Clean Technologies, Inc. and iMemories, Inc. Mr. Ashbaugh has not served on the Board of Directors of any other public company in the past five years. Age: 55.

Frederick R. Meyer, Director since 1994. Mr. Meyer serves as our lead independent director. Since March 2005, Mr. Meyer has handled his personal portfolio. Chairman of the Board of Aladdin Industries LLC from July 1985 to March 2005. President and Chief Executive Officer of Aladdin Industries LLC from October 1995 to May 1999 and from May 1987 to September 1994. President of Tyler Technologies, Inc. from July 1983 to December 1986. Lead independent director of SWS Group, Inc. Mr. Meyer has not served on the Board of Directors of any other public company in the past five years. Age: 82.

A. Gary Shilling, Director since 1995. President of A. Gary Shilling & Co., Inc., economic consultants since 1978. Registered Investment Advisor since 2009. Senior Vice President and Chief Economist of White, Weld & Co., Inc. from 1972 to 1978. Mr. Shilling does not, and has not in the past five years, served on the Board of Directors of any other public company. Age: 73.

Tim Smith, Director since 2008. Trustee of the Sally Posey Trust since June 2009. Independent executor of the estate of Lee Posey from February, 2008 to May 2010. Managed his personal portfolio since 2005. President and Chief Executive Officer of DataSpan, Inc. (formerly known as Media Recovery, Inc.) from 2001 to 2005. Vice President, Secretary and Treasurer of Capital Southwest Corporation from 1993-2001. Mr. Smith does not and has not during the past five years, served on the Board of Directors of any other public company. Age: 49.

W. Christopher Wellborn, Director since July 2005. President and Chief Operating Officer of Mohawk Industries, Inc. since November 2005. President of Dal-Tile, Inc. from March 2002 through October 2005. Executive Vice President, Chief Financial Officer and Assistant Secretary of Dal-Tile, Inc. from August 1997 through March 2002. Senior Vice President and Chief Financial Officer of Lenox, Inc. from June 1993 to August 1997. Director of Mohawk Industries, Inc. Mr. Wellborn has not served on the Board of Directors of any other public company in the past five years. Age: 55.

John H. Wilson, Director since 1994. President of U.S. Equity Corporation since 1983. Director of Capital Southwest Corporation and Encore Wire Corporation. Mr. Wilson has not served on the Board of Directors of any other public company in the past five years. Age: 67.

Pursuant to the terms of a Credit Modification Agreement dated July 31, 1995, entered into by us, Capital Southwest Corporation and Capital Southwest Venture Corporation, we agreed that so long as Capital Southwest and Capital Southwest Venture Corporation own in the aggregate at least 5% of our outstanding common stock, we will cause a designee of Capital Southwest to be elected to our Board of Directors. Mr. Ashbaugh is Capital Southwest’s designee.

The Board of Directors unanimously recommends that you vote FOR the election of directors as set forth in Proposal One.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our shares of common stock as of March 26, 2010 by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each current director and each nominee for director, (3) each executive officer named in the “Summary Compensation Table,” and (4) all current directors and named executive officers as a group. Unless otherwise indicated, the shares listed in the table are owned directly by the individual or entity, or by both the individual and the individual’s spouse. Except as otherwise noted, the individual or entity had sole voting and investment power as to shares shown or, in the case of the individual, the voting power is shared with the individual’s spouse.

Certain of the shares listed below are deemed to be owned beneficially by more than one shareholder under SEC rules. Unless otherwise indicated, the address of each person listed below is c/o Palm Harbor Homes, Inc., 15303 Dallas Parkway, Suite 800, Addison, Texas 75001.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Sally Posey	2,054,507		8.9%

Sally Posey Trust	2,054,507	(1 2 )	8.9%

Capital Southwest Corporation and
Capital Southwest Venture Corporation 12900 Preston Road, Suite 700 Dallas, Texas 75230	7,855,121		34.2%

Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019	340,207	(2)	1.5%

Dimensional Fund Advisors LP 1414 Avenue of the Americas New York, New York 10019	1,350,789	(3)	5.9%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	1,222,914	(4)	5.3%

Wells Fargo & Company Wells Fargo Management Incorporated
Wells Fargo Funds Management, LLC 420 Montgomery Street San Francisco, California 94163	1,965,147	(5)	8.6%

Barclays Global Investors, NA

Barclays Global Fund Advisors

Barclays Global Investors, Ltd.

Barclays Global Investors Japan Limited

Barclays Global Investors Canada Limited

Barclays Global Investors Australia Limited

Barclays Global Investors (Deutschland) AG 400 Howard Street San Francisco, California 94105	1,122,381	(6)	4.9%

Virgo Investment Group LLC Virgo Redwood, LP Virgo Magnolia, LP Virgo Sierra, LP Virgo Willow, LP
Jesse Watson 667 Madison Avenue, F111 New York, NY 10065	1,296,634	(7)	5.6%

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Larry H. Keener	425,760	(8)	1.9%
Kelly Tacke	59,500	(9)	*
William M. Ashbaugh	—	(10)	*
Frederick R. Meyer	205,116	(1 1 )	*
Tim Smith	3,406	(1 2 )	*
A. Gary Shilling	49,024	(1 3 )	*
W. Christopher Wellborn	50,000		*
John H. Wilson	10,000	(1 4 )	*
All directors and executive officers as a group (10 persons)	802,806		3.5%

*	Beneficial ownership of less than 1% of the class is omitted.
(1)	The information contained in this table with respect to common stock ownership reflects “beneficial ownership” as defined in Rule 13d-3 under the Securities Exchange Act of 1934.
(2)	The address and number of shares of our common stock beneficially owned by Royce & Associates, LLC are based on the Schedule 13G filed by Royce with the Securities and Exchange Commission on February 3, 2009. According to the filing, Royce had sole voting and dispositive power with respect to the 340,207 shares.
(3)	The address and number of shares of our common stock beneficially owned by Dimensional Fund Advisors LP are based on the Schedule 13G/A filed by Dimensional with the SEC on February 8, 2010. According to the filing, Dimensional describes a relationship with others but did not affirm the existence of a group and disclaimed beneficial ownership of the shares. Dimensional has sole voting power for 1,327,461 shares and sole dispositive power with for 1,350,789 shares.
(4)	The address and number of shares of our common stock beneficially owned by T. Rowe Price Associates, Inc. are based on the Schedule 13G filed by T. Rowe with the SEC on February 11, 2010. According to the filing, T. Rowe has sole voting power for 97,971 shares and sole dispositive power for 1,222,914 shares.
(5)	The address and number of shares of our common stock beneficially owned by the Wells Fargo entities are based on the Schedule 13G/A filed by them with the SEC on January 25, 2010. According to the filing: (a) Wells Fargo & Company has sole voting power for 2,879,145 shares and sole dispositive power for 2,931,920 shares; (b) Wells Capital Management Incorporated has sole voting power for 913,998 shares and sole dispositive power for 2,867,092 shares; and (c) Wells Fargo Funds Management, LLC has sole voting power for 1,965,147 shares and sole dispositive power for 64,828 shares.
(6)	The address and number of shares of our common stock beneficially owned by the Barclays entities are based on the Schedule 13G/A filed by them with the SEC on February 3, 2009. According to the filing: (a) Barclays Global Investors, NA has sole voting power for 343,381 shares and sole dispositive power for 343,421 shares; and (b) Barclays Global Fund Advisors has sole voting and dispositive power for 778,960 shares.
(7)	The number of shares represents shares that may be acquired upon exercise of warrants granted to the Virgo entities. The address and number of shares of our common stock that may be acquired upon exercise of the warrants by the Virgo entities are based on the Schedule 13G filed by them with the SEC on February 8, 2010. According to the filing: (a) Virgo Investment Group LLC has shared voting and dispositive power for 1,296,634 shares; (b) Virgo Redwood LP has shared voting and dispositive power for 987,998 shares; (c) Virgo Magnolia, LP has shared voting and dispositive power for 87,389 shares; (d) Virgo Sierra, LP has shared voting and dispositive power for 62,542 shares; (e) Virgo Willow, LP has shared voting and dispositive power for 158,705 shares and (f) Jesse Watson has shared voting and dispositive power for 1,296,634.
(8)	Includes an aggregate of 122,270 shares owned by Mr. Keener’s spouse and three daughters, over which shares he exercises voting and investment power.
(9)	Pledged as collateral for a loan.

(10)	Mr. Ashbaugh is Senior Vice President of Capital Southwest Corporation and Capital Southwest Venture Corporation which are our principal shareholders. Mr. Wilson is a member of the Board of Directors of Capital Southwest Corporation and Capital Southwest Venture Corporation. Mr. Ashbaugh and Mr. Wilson may be deemed to share voting and investment power with respect to the shares of common stock beneficially owned by Capital Southwest Corporation and Capital Southwest Venture Corporation. Mr. Ashbaugh and Mr. Wilson each have disclaimed beneficial ownership of such shares.
(11)	Includes 48,829 shares owned by a family partnership over which Mr. Meyer exercises voting and investment power.
(12)	Mr. Smith is the trustee of the Sally Posey Trust which beneficially owns 2,054,507 shares of common stock. Mr. Smith owns 3,406 shares of common stock in his individual capacity. Mr. Smith has disclaimed beneficial ownership of the 2,054,507 shares held by the Sally Posey Trust.
(13)	Includes 31,132 shares owned by a family partnership over which Dr. Shilling exercises voting and investment power.
(14)	Mr. Wilson is a member of the Board of Directors of Capital Southwest Corporation and Capital Southwest Venture Corporation, both of which are our principal shareholders. Mr. Ashbaugh is an executive officer of both corporations. Mr. Wilson and Mr. Ashbaugh may be deemed to share voting and investment power with respect to the shares of common stock beneficially owned by Capital Southwest Corporation and Capital Southwest Venture Corporation. Mr. Wilson and Mr. Ashbaugh have disclaimed beneficial ownership of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of holdings and transactions in our securities with the SEC and to furnish us with copies of all such reports. Based solely upon a review of the reports furnished to us with respect to the 2010 fiscal year, we believe that all of our directors, executive officers and greater than 10% beneficial owners timely complied with all SEC filing requirements.

GOVERNANCE OF THE COMPANY

Board of Directors

Our business and affairs are overseen by our Board of Directors pursuant to the Florida Business Corporation Act and our Bylaws. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chairman and Chief Executive Officer and with key members of management, by reviewing materials provided to them by management and by participating in board and committee meetings. All members of the Board of Directors are elected annually by the shareholders.

Regular attendance at board meetings is required and attendance at the Annual Meeting is strongly recommended to each director. Our board held four meetings during fiscal 2010. Average attendance by incumbent directors at board and standing committee meetings in fiscal 2010 was 100%. No incumbent director attended fewer than 75% of the total number of board and applicable standing committee meetings held in fiscal 2010. The independent directors met in executive session at four board meetings in fiscal 2010. Mr. Meyer, our lead independent director, serves as Chairman during executive sessions. All incumbent directors attended the fiscal 2009 Annual Meeting of Shareholders.

Board Leadership Structure

Our Bylaws provide that the Chairman of the Board may also be the Chief Executive Officer or any other officer of the Corporation. We believe that there are a wide array of leadership structures that could apply to many different business models and, therefore, that every company should be afforded the opportunity to determine the ideal structure for its board leadership, which leadership structure may change over time. Our leadership structure of a combined role of CEO and Chairman has proven extremely effective for us historically in the areas of company performance and corporate governance, among others. The presence of a lead independent director and five other independent directors with meaningful responsibilities ensures independent oversight. Our combined CEO and Chairman role, together with the active lead independent director and five other independent directors, effectively serves the best interests of our shareholders because it provides us with strong and consistent leadership.

Independence of Directors

Our Board of Directors has determined that each of the following directors is independent within the meaning of our independence standards, which reflect exactly SEC and Nasdaq Stock Market Director Independence Standards, as currently in effect: Messrs. Ashbaugh, Meyer, Shilling, Smith, Wellborn and Wilson. The board has determined that Mr. Keener, who is our employee, is not independent within the meaning of The Nasdaq Stock Market Director Independence Standards. Furthermore, the board has determined that the members of each of the governance, audit and compensation committees have no material relationship with us (either directly as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning established by The Nasdaq Stock Market. None of our non-management directors receives any fees from us other than those received in his capacity as a director.

Committees of the Board of Directors

During the fiscal year ended March 26, 2010 and through August 13, 2010, the Board of Directors had three ongoing committees: an audit committee, a compensation committee and a governance committee. The members of our board committees are as follows:

Name	Audit Committee		Compensation Committee		Governance Committee

Larry H. Keener

William M. Ashbaugh			x	*	x

Frederick R. Meyer					x	*

A. Gary Shilling			x

Tim Smith	x	*

W. Christopher Wellborn	x		x

John H. Wilson	x				x

*	Denotes the Chairman of the Committee.

Audit Committee

The Audit Committee’s primary responsibilities are to retain the Company’s independent registered public accountants and to assist the Board’s oversight of: (a) the quality and integrity of our financial statements and related internal controls over financial reporting; (b) our compliance with legal and regulatory requirements; (c) the independent registered public accountants’ qualifications and independence; (d) the performance of our internal audit function and the independent registered public accountants; and (e) the accounting and financial reporting practices of the Company and audits of the Company’s financial statements. The report of the Audit Committee is set forth on page 14 of this Proxy Statement. The Audit Committee Charter is available on the Company’s website at www.palmharbor.com and is also available in print to any shareholder who requests a copy. The audit committee met four times during fiscal 2010.

Any complaint regarding accounting, internal accounting controls or auditing matters should be mailed to the Chairman of the Palm Harbor Homes Audit Committee, c/o Craddock Reneker and Davis LLP, 3100 Monticello Avenue, Suite 550, Dallas, Texas 75205. Written complaints may be submitted anonymously.

Financial Expertise and Financial Literacy

The Board of Directors has determined that Messrs. Smith, Wellborn and Wilson, members of our Audit Committee, satisfy the criteria adopted by the Securities and Exchange Commission to serve as “audit committee financial experts” and are independent directors, pursuant to the Securities Exchange Act of 1934 and The Nasdaq Stock Market Listing Standards. In addition, the Board of Directors has determined that Messrs. Smith, Wellborn and Wilson, constituting all members of our Audit Committee, are financially literate within the meaning of The Nasdaq Stock Market Listing Standards.

Directors on Multiple Audit Committees

None of our directors serves on the audit committee of more than three public companies.

Review and Approval of Transactions with Related Persons

On an annual basis, each director and executive officer is required to complete a questionnaire which requires disclosure of any transactions the director or executive officer, or their immediate family members, may have with us in which the director or executive officer, or their immediate family members, has a direct or indirect material interest. The Audit Committee, which is responsible for reviewing and approving any related party transactions, considers the responses in the questionnaires and other information regarding potential relationships between us and the directors and executive officers. In determining whether to approve or disapprove a related-person transaction, our Audit Committee considers all transactions on a case-by-case basis and weighs all material factors, including, but not limited to, the extent of the related person’s interest in the transaction, the availability (if applicable) of other sources of comparable financing, products or services, the terms of the transaction compared to the terms of a similar unaffiliated transaction, the benefit to us or the best interests of our shareholders, whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his/her duties to us, and the aggregate value of the transaction.

On Monday, April 27, 2009, we issued warrants to each of Capital Southwest Venture Corporation, Sally Posey and the Estate of Leroy Posey, Deceased (which was subsequently transferred to the Sally Posey Trust) (collectively, the “Lenders”), to purchase up to an aggregate of 429,939 shares of our common stock at a price of $3.14 per share which was the closing price of our common stock on The Nasdaq National Stock Exchange on Friday, April 24, 2009. The warrants were granted in connection with a loan made by the Lenders to us of an aggregate of $4,500,000 pursuant to Senior Subordinated Secured Promissory Notes between us and each of the Lenders. Capital Southwest Venture Corporation, which holds more than 5% of our outstanding stock, loaned $3,000,000 and received warrants to purchase up to 286,625 shares of common stock. Sally Posey, who holds more than 5% of our outstanding stock, loaned $750,000 and received warrants to purchase up to 71,657 shares of common stock. The Estate of Leroy Posey, Deceased, which held more than 5% of our outstanding stock, loaned $750,000 and received warrants to purchase up to 71,657 shares of common stock. All of the notes were repaid on June 29, 2009.

The interest rate for the notes was computed monthly on the amount advanced from the date of the issuance of the notes at a fluctuating rate of the lesser of (a) the maximum non-usurious rate of interest permitted by whichever of applicable federal or Texas laws permits the higher interest rate or (b) the Three Month LIBOR Rate plus 2%.

The Compensation Committee

The Compensation Committee: (a) oversees the design of our compensation and benefits programs; (b) oversees the policies of the Company relating to compensation of our executives and makes recommendations to the board regarding the compensation of our executive officers and other key executives; (c) produces a report on executive compensation for inclusion in our Proxy Statement; and (d) oversees the development and implementation of succession plans for the Chief Executive Officer and other key executives. Additional information on the roles and responsibilities of the Compensation Committee is provided in the Compensation Discussion and Analysis on page 16 of this Proxy Statement.

The Compensation Committee is composed entirely of independent members of the Board who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. The Compensation Committee Report is set forth on page 19 of this Proxy Statement. The Compensation Committee Charter is available on the Company’s website at www.palmharbor.com and is also available in print to any shareholder who requests a copy. The Compensation Committee, held three meetings during the 2010 fiscal year.

Governance Committee

The Governance Committee, among other things: (a) identifies and recommends to the board for election and/or appointment qualified candidates for membership on the board and the committees of the board; (b) develops and recommends to the board corporate governance principles and the code of conduct applicable to our managers and monitors compliance with all such principles and policies; (c) develops and recommends to the board criteria to assess the independence of members of the board; (d) makes recommendations to the board concerning the composition, size, structure and activities of the board and its committees; (e) assesses and reports to the board on the performance and effectiveness of the Chief Executive Officer, the board and its committees; and (f) reviews and reports to the board with respect to director compensation and benefits. The Governance Committee’s charter is available on our website at www.palmharbor.com. The Governance Committee met two times during fiscal year 2010.

Process for Selection and Nomination of Directors; Consideration of Director Diversity.

In fulfilling its responsibility to identify and recommend to the board qualified candidates for membership on the board, the Governance Committee considers the following attributes of candidates for the Board of Directors: (i) relevant knowledge and diversity of background and experience in areas including business, finance, accounting, marketing; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; and (iii) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings. In addition, while not a formal policy, during the director nomination processes, the Governance Committee shall seek diversity within the board and adhere to our philosophy of maintaining an environment free from discrimination based upon race, color, religion, national origin, sex, age, disability, sexual preference or orientation, marital status or any unlawful factor.

The Governance Committee does not solicit director nominations, but will consider recommendations for director nominees made by shareholders if the individuals recommended meet certain minimum board membership criteria including those described above. Nominations received by the committee from shareholders are reviewed by the Chairman of the Governance Committee to determine whether the candidate possesses the required qualifications, and if so, whether the candidate’s expertise and particular set of skills and background fit the current needs of the board. This is done to ensure that the board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Shareholder recommendations should be sent to our corporate Secretary, Kelly Tacke, at 15303 Dallas Parkway, Suite 800, Addison, Texas 75001 and must include detailed background information regarding the suggested candidate that demonstrates how the individual meets the board membership criteria. If the candidate meets the requirements for a current vacancy on the board, the submission materials are reviewed with the Governance Committee and are responded to by the Chairman of the Governance Committee or his/her designee. The Committee does not have a different process for evaluating nominees based on the source of the nomination.

Skills and Qualifications of the Members of the Board of Directors.

Each of our board members brings to us a myriad of skills, education, experiences and qualifications that can be leveraged in order to benefit us and our shareholders. Set forth below is a description of certain of such skills, experiences and/or qualifications associated with each member of the board. The below listing does not include personal traits such as candor, integrity, time commitment or collegiality that are essential to a nominee’s qualifications, nor does it contemplate independence issues that are evaluated separately. The information below merely highlights certain notable traits of each board member that contributed to their selection as a member of our Board of Directors.

•

Larry H. Keener. Mr. Keener brings to the Board of Directors strong leadership, extensive business and operating experience and tremendous knowledge of our company, as well as deep insights into and experiences within the manufactured housing industry.

•	William A. Ashbaugh. Our company and our board benefits from Mr. Ashbaugh’s over 28 years financing experience in the investment banking and private equity industries.

•

Frederick R. Meyer. The diverse experiences of Mr. Meyer include his leadership position as Chairman, President and Chief Executive Officer of Aladdin Industries LLC, the maker of thermal products for consumers. His experience and qualifications also includes serving on six public company boards, as well as a deep understanding of the financial and operational aspects of businesses.

•

Gary Shilling. As a world-renowned economist, Mr. Shilling offers us a valuable perspective on the ever-changing U.S. and global economies, consumer spending, the housing industry and the mortgage lending business.

•

Tim Smith. We benefit from Mr. Smith’s business and financial experiences acquired over 17 years of investing in and overseeing privately-held companies and managing (President and Chief Executive Officer) a data storage solution company. Mr. Smith was licensed as a CPA in 1985.

•

W. Christopher Wellborn. As the Chief Operating Officer of Mohawk Industries, one of the two largest carpet manufacturers in the world and the former President and Chief Financial Officer of Dal-Tile, a subsidiary of Mohawk that is the largest ceramic tile manufacturer in the U.S., Mr. Wellborn brings to use a deep understanding of the financial and operational aspects of business.

•

John H. Wilson. Our company and Board of Directors benefit from the business experiences that Mr. Wilson acquired over numerous years of managing a private investment firm and serving on the boards of a publicly traded private equity firm since 1988 and a publicly-traded company that manufactures copper electrical building wire cable products since 1989.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is now, or was during fiscal 2010 or any time prior thereto, an officer or employee. No member of the Compensation Committee had any relationship with us or any of our subsidiaries during fiscal 2010 pursuant to which disclosure would be required under applicable rules of the Securities and Exchange Commission pertaining to the disclosure of transactions with related persons. None of our executive officers currently serves or has served in the past on the Board of Directors or compensation committee of another company at any time during which an executive officer of such other company served on our Board of Directors or Compensation Committee.

Board of Directors Role in Risk Oversight

Our risk management process is intended to ensure that risks are taken knowingly and purposefully. As such, the Board of Directors meets quarterly or as needed with the company’s senior management and internal compliance officer to identify, assess and address financial, operating, business, reputational and other risks to the company.

Committee Charters and Other Governance Materials

Our board has adopted a charter for each of our committees and a Code of Conduct for our managers. All of these materials are available on our web site at www.palmharbor.com. These materials are also available in print to any shareholder (at no cost) who requests them by submitting a written request to our corporate Secretary, Kelly Tacke, 15303 Dallas Parkway, Suite 800, Addison, Texas 75001.

Communication With Directors

Shareholders who wish to send communications to the board should address such communications to the Chairman of the Palm Harbor Homes Audit Committee, c/o Craddock Reneker and Davis LLP, 3100 Monticello Avenue, Suite 550, Dallas, TX 75205. Communications to the board will be referred to Tim Smith or other director specified; provided, however, advertisements, solicitations for periodicals or other subscriptions, and similar communications generally are not forwarded to board members.

REVISED REPORT OF THE AUDIT COMMITTEE

The Palm Harbor Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the company’s independent auditors and the company’s financial management and financial reporting procedures. The Audit Committee is comprised entirely of directors who meet the independence, financial experience and other qualification requirements of The Nasdaq Stock Exchange and applicable securities laws. The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The names of the Audit Committee members are included at the end of this Report of Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors, which is reviewed annually and is available on the Company’s website at www.palmharbor.com.

The company’s management has responsibility for preparing the company’s financial statements and the company’s independent auditors (independent registered public accountants), Ernst & Young LLP (“E&Y”), is responsible for auditing those financial statements. In this context, the Audit Committee has met with management and E&Y to review and discuss the company’s audited financial statements. The Audit Committee discussed with Company management and E&Y the critical accounting policies applied by the company in the preparation of its financial statements. The company’s management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and the Sarbanes-Oxley Act of 2002, and had the opportunity to ask E&Y questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with company management the process for certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed with the company’s internal auditors and independent registered public accountants the overall scope and plans for their respective audits for 2010. The Audit Committee also received regular updates from the company’s senior officer for compliance and business practices on compliance and ethics issues. The Audit Committee meets with the internal auditors and independent registered public accountants, with and without management present, to discuss their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting.

The Audit Committee reviewed and discussed with E&Y, E&Y’s independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to E&Y’s independence from the company, including the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also reviewed and pre-approved all fees paid to the independent registered public accountants. These fees are described in the next section of this proxy statement. The Audit Committee also considered whether E&Y’s provision of non-audit services to the company was compatible with the independence of the independent registered public accountants and determined that such services have not adversely affected E&Y’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 26, 2010, for filing with the Securities and Exchange Commission. The Audit Committee and the board have recommended that shareholders ratify the appointment of E&Y as our independent registered public accountants for fiscal year 2011.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by E&Y, our independent registered public accountants for the audit of our annual financial statements for fiscal years 2009 and 2010, and fees billed for other services rendered by E&Y.

Aggregate E&Y fees for the fiscal years ended March 26, 2010 and March 27, 2009 were:

	Fiscal 2010	Fiscal 2009
Audit Fees	$916,500	$1,079,100
Audit Related Fees(1)	55,000	55,000
Tax Fees(2)	—	16,500
All Other Fees	—	—

Total Fees	$971,500	$1,150,600

(1)	Fees related to employee benefit plans and certain other governmental procedures.
(2)	Consultations on various tax matters.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by E&Y. In other cases, the Chairman of the Audit Committee has the delegated authority from the committee to pre-approve certain additional services, and such pre-approvals are communicated to the full committee at its next meeting. During fiscal year 2010, all non-audit services were pre-approved by the Audit Committee in accordance with this policy.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board of Directors and are appointed annually by the Board of Directors. Set forth below are the names, ages and positions of our executive officers.

Name	Age	Position
Larry H. Keener	60	Chairman of the Board, Chief Executive Officer and President
Kelly Tacke	52	Executive Vice President, Chief Financial Officer and Secretary

Information concerning the business experience of Mr. Keener is provided in “Proposal One: Election of Directors.” Set forth below is a description of the background of Ms. Tacke. There is no family relationship between any of our directors or executive officers.

Kelly Tacke has served as Executive Vice President since June 2005 and Chief Financial Officer since October 1993, and as Secretary since March 1997. From August 1979 through September 1993, Ms. Tacke was employed by PriceWaterhouseCoopers LLP where she most recently served as a Senior Audit Manager.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Our Compensation Committee of the Board of Directors has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. The Compensation Committee ensures that the total compensation paid to our executive leadership team is fair and reasonable. Generally, the types of compensation and benefits provided to members of the executive leadership team, including the named executive officers, are similar to those provided to other executive officers at other manufactured and site-built housing companies. Throughout this proxy statement, the two individuals who served as President and Chief Executive Officer and Executive Vice President and Chief Financial Officer during fiscal 2010, are referred to as the “named executive officers.” On April 27, 2010 and May 18, 2010, we met to determine fiscal 2011 salaries and guaranteed bonuses based upon fiscal 2010 performance.

Compensation Objectives and Philosophy

The Compensation Committee believes that most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals and one that is designed to align executives’ interests with those of the shareholders by rewarding performance, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executive of our peer companies. To that end, the Compensation Committee believes executive compensation packages provided by us to our executives, including the named executive officers should include both cash and share-based compensation that reward performance.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes compensation decisions for our President and Chief Executive Officer. Larry Keener, our Chief Executive Officer, annually reviews the performance of our Chief Financial Officer. The conclusions reached and recommendations made by Mr. Keener are based on this review, including with respect to salary adjustments and annual bonus and equity award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustment or award.

Peer Groups for Executive Compensation Purposes

In 2010, the Compensation Committee retained Towers Watson, an outside consulting firm, to assist it in considering the compensation for the named executive officers. Towers Watson has not been retained by the company for any other services.

For executive compensation purposes, Towers Watson compared our compensation programs to the compensation programs of our homebuilding services peers. As of April 23, 2010, the date of Towers Watson’s report to the Compensation Committee, the homebuilding services companies listed below comprise our industry peer group. The information provided was based on 2009 compensation data.

Meritage Homes Corporation	Brookfield Homes Corporation
M.D.C. Holdings Inc.	Skyline Corporation
M/I Homes, Inc.	Cavco Industries Inc.

As of the end of the peer group’s most recent fiscal year, they had market caps ranging from $154 million to $1.5 billion. Our market cap at the end of fiscal 2009 was $50 million. The median revenue for the peer group was $475 million and our revenue was $409 million at the end of fiscal 2009. The median peer group net income was $20 million and ours was a net loss of $26 million at the end of fiscal 2009. The median asset amount was $850 million and ours was $412 million at the end of fiscal 2009.

Total Compensation

In setting compensation for our named executive officers, as well as senior management, the Compensation Committee focuses on total annual compensation. For this purpose, total annual compensation consists of base salary, guaranteed quarterly cash bonuses and long-term equity incentive compensation. In setting compensation, the Compensation Committee evaluates both the market data provided by Towers Watson, company performance and each officer’s performance.

Annual Cash Compensation

We pay our named executive officers commensurate with their experience and responsibilities. Cash compensation for our Chief Executive Officer and our Chief Financial Officer for fiscal 2010 consisted of base salary, guaranteed quarterly bonus and stock option awards.

Base Salary. Each of our named executive officers receives a base salary to compensate him or her for services performed during the year. When determining the base salary for each of our named executive officers, the Committee considers the performance of the company, the executive officer’s individual performance and the experience of the executive officer in his or her position. The consideration of company and individual performance is not based upon established criteria, but rather is based upon the Compensation Committee’s opinion of their performance. Although in the Compensation Committee’s opinion, the performance of the two named executive officers exceeded the expectations of the committee, solely based on the performance of the company in fiscal 2010, no annual increase in base salary was granted to our named executive officers. The Committee did, however, feel that given the efforts being made by our named executive officers to sustain the company in these tough economic times, no downward adjustment would be appropriate. Our Chief Executive Officer’s base salary remains at $300,000 and our Chief Financial Officer’s salary remains at $170,000. This base compensation ranks Mr. Keener at the 20th percentile ranking and Ms. Tacke at the 4th percentile ranking in the company’s peer group established by Towers Watson.

Quarterly Bonus. It is common practice in the manufactured housing industry to pay quarterly bonuses to management. In order to keep the management team in place, the Compensation Committee feels strongly that it must follow industry practice. Because of the low base salaries paid to our named executive officers, as compared to the company’s peer group, as well as to reward Mr. Keener and Ms. Tacke for their successes in obtaining a $20 million loan from the Virgo entities and obtaining a favorable amendment of the company’s floor plan financing with Textron Financial Corporation, the Compensation Committee paid Mr. Keener and Ms. Tacke a guaranteed quarterly bonus of $60,000 and $50,000, respectively during fiscal 2010. These are the same bonuses paid to them in fiscal 2009. No one factor was given greater weight when determining bonuses for the two named executive officers. The $240,000 annual guaranteed bonus to Mr. Keener ranks him at the 69th percentile of his peer group for annual bonuses and Ms. Tacke’s $200,000 annual guaranteed bonus ranks her at the 59th percentile for her peer group for annual bonuses. Considering both base salary and bonus, Mr. Keener’s total cash compensation places him at the 43rd percentile ranking and Ms. Tacke at the 33rd percentile ranking.

The Compensation Committee elected to guarantee the amount of the bonus because (i) our named executive officers receive a low base salary according to the Towers Watson report, (2) in order to offer competitive pay to our named executive officers, we believe it was necessary to pay them this additional compensation in order to retain them, (3) prior to fiscal 2007, quarterly bonuses were based solely on the company’s profitability, but given the prolonged industry downturn, neither named executive officer would have received a bonus despite their significant contributions in keeping the company operating during these tough economic times. At such time as the company is again profitable, the committee will review the guaranteed quarterly bonus program and make any adjustments in its compensation policies as it deems appropriate.

Long-Term Equity Incentive Compensation

We believe that stock-based incentive awards are the best way to align the interests of the executive officers with those of our shareholders. Additionally, the Compensation Committee believed that to retain management, it needed to award stock options to its key officers and employees. In fiscal 2010, Mr. Keener received non-qualified stock options to acquire 221,280 shares of common stock at $3.02 per share and Ms. Tacke received non-qualified stock options to acquire 110,640 shares of common stock at $3.02 per share. The number of options awarded was based solely on the subjective opinion of the committee. The options were awarded prior to the engagement of Towers Watson by the Compensation Committee. Using the Black-Scholes valuation method computed by Towers Watson, the total value of Mr. Keener’s and Ms. Tacke’s stock options on the date granted was $133,506 (total over fair market value three years, $400,517) and $66,753 (total fair value over the three years, $200,258), respectively. Based upon our peer group, Mr. Keener’s and Ms. Tacke’s awards rank them at the 44th and 40th percentile, respectively, with respect to stock option compensation awarded in fiscal 2010 for fiscal 2009 performance.

Perquisites and Other Personal Benefits

Mr. Keener receives a $6,000 annual car allowance and both of our named executive officers, like our other employees, received matching contributions with respect to 401(k) retirement savings plans. The 401(k) retirement savings plan employer matching contribution was suspended on January 1, 2010. Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

Policy Regarding Recoupment of Compensation

If we are required to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct by an executive officer, applicable law permits us to recover incentive compensation from that executive officer (including profits realized from the sale of our securities). In such a situation, the Board of Directors would exercise its business judgment to determine what action it believes is appropriate. Action may include recovery or cancellation of any bonus or incentive payments made to an executive during a period of fraudulent activity or a material misstatement of financial results if the Board determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in performance targets of the company being achieved that would not have been achieved absent such misconduct.

REPORT OF THE COMPENSATION COMMITTEE

The committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for fiscal 2010.

Respectfully Submitted,

Compensation Committee

William M. Ashbaugh, Chairman

W. Christopher Wellborn

A. Gary Shilling

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid by us for the fiscal year ended March 26, 2010 to our Chief Executive Officer and our other named executive officer who received a total annual salary and bonus in excess of $100,000 in fiscal 2010.

Summary Compensation

Name	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Total
Larry H. Keener Chairman of the Board and Chief Executive Officer	2010 2009 2008	$300,000 300,000 300,000	$240,000 265,000 200,000	— — —	$400,517 — —	$946,517 571,000 506,000

Kelly Tacke Executive Vice President, Chief Financial Officer and Secretary	2010 2009 2008	$170,000 170,000 170,000	$200,000 225,000 180,000	$4,970 35,000 32,982	$200,258 — —	$575,228 465,000 415,964

(1)	“Bonus” refers to quarterly incentive cash payments that are not performance based.
(2)

The amounts reported for stock awards represent the full grant date fair value of the awards based upon the closing price of the stock on the grant date. The number of shares awarded was based on the subjective determination of the Compensation Committee based upon our CEO’s recommendation.

(3)	The amounts reported for option awards represent the full grant date fair value of the stock option awards granted in fiscal 2010 in accordance with the accounting guidance on share-based payments.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of stock options in fiscal 2010. Stock option awards granted in fiscal 2010 recognized fiscal 2009 and the first and second quarter fiscal 2010 performance.

Name	Grant Date	Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)
Larry Keener	9-18-09	-0-	-0-	-0-	—	—	$3.02	$400,517
Kelly Tacke	9-18-09	-0-	-0-	-0-	—	—	$3.02	$200,258

(1)	The amounts reported represent the aggregate grant date fair value of stock options granted to named executive officers calculated in accordance with the accounting guidance on share-based payments.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table lists all outstanding stock option and restricted stock awards as of March 26, 2010 for our two named executive officers. No stock options or restricted stock have been transferred to any other person, trust or entity.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expir- ation Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights ($)
Larry Keener	—	—	221,280	$3.02	9-8-19	—	—	—	—
Kelly Tacke	—	—	110,640	$3.02	9-8-19	—	—	—	—

FISCAL 2010 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to the stock held by the named executive officers that vested during the fiscal year ended March 26, 2010. No options vested or were exercisable by our two named executive officers in fiscal 2010.

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(1)
Kelly Tacke	2,288	(2)	$4,622

(1)	The value realized on vesting was determined by multiplying the number of shares that vested by the closing price of the shares on the vesting date.
(2)	The shares were awarded to Ms. Tacke in 2008. The number of shares was subjectively determined by the Compensation Committee after consultation with our CEO.

Compensation Arrangements

Our Chairman Emeritus, Lee Posey, died on February 29, 2008. Pursuant to the compensation agreement we had with Mr. Posey, Mr. Posey would have received $100,000 per year for his services to our Company for the eight years from July 1, 2005 through June 30, 2013. In accordance with the agreement, Mr. Posey’s beneficiary will receive payments in the same amount and frequency from March 1, 2008 to June 30, 2013.

Indemnification Agreements

We have entered into indemnification agreements with certain of our officers and each of our directors, requiring us to indemnify such persons against judgments, claims, damages, losses and expenses incurred as a result of the fact that such officer or director, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding, to the maximum extent permitted by Florida law. The indemnification agreements provide for the advancement of expenses to such officers and directors in connection with any such suit or proceeding.

FISCAL 2010 DIRECTOR COMPENSATION

Mr. Keener, our Chairman of the Board and Chief Executive Officer receives no additional compensation for serving as a director. Our other six directors are independent and are compensated for their service as a director as described below.

Annual Retainer. All non-employee directors receive an annual cash retainer of $20,000. The board’s annual retainer has not been increased since 2005.

Meeting Compensation. All non-employee directors receive $2,500 per board meeting attended and $500 for each committee meeting attended.

The following table summarizes the compensation of the non-employee directors for fiscal 2010. Our directors do not receive or have the option to receive equity compensation for their service. We do not sponsor any pension or deferred compensation plans. The only compensation paid to our directors is paid in cash.

Name	Fees Earned or Paid in Cash ($)
William M. Ashbaugh	$32,500
Frederick R. Meyer	31,000
A. Gary Shilling	31,000
Tim Smith	32,000
W. Christopher Wellborn	31,500
John H. Wilson	33,000

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table provides information as of March 26, 2010 with respect to the shares of Palm Harbor Homes Common Stock that may be issued under our equity compensation plan. We have no equity compensation plans not approved by shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	1,290,800	$3.02	553,200

Equity compensation plans not approved by security holders(4)	—	—	—

Total	1,290,800	$3.02	553,200

(1)	The only equity compensation plan maintained by us is the Palm Harbor Homes, Inc. 2009 Stock Incentive Plan.

PROPOSAL TWO: AMEND AND RESTATE THE COMPANY’S

ARTICLES OF INCORPORATION

General

The Company’s Board of Directors unanimously approved and recommended for adoption by the shareholders the Second Amended and Restated Articles of Incorporation (the “Second Restated Articles”), but did not approve any issuance of shares of common stock or preferred stock, and no shareholder approval for such issuances is required or being sought.

Background

The Company’s Board of Directors has unanimously approved resolutions recommending that the Company’s Amended and Restated Articles, as amended, be replaced by the Second Restated Articles to increase the number of shares of its authorized common stock to 100,000,000 shares from 50,000,000 shares, and the number of authorized shares of preferred stock to 25,000,000 from 2,000,000, subject to the approval of the Company’s shareholders. Adoption of such Second Restated Articles requires the approval of the holders of at least 66 2/3% of the Company’s outstanding common stock outstanding (15,320,062 shares).

As of August 13, 2010, there were 50,000,000 shares of our common stock authorized, of which approximately 22,980,093 shares were issued and outstanding, and 2,000,000 shares of preferred stock authorized, of which no shares were issued and outstanding.

The proposed Second Restated Articles would replace our Amended and Restated Articles, as amended, in its entirety, with the only change being the replacement of Article Third with the following:

Third. (a) The Corporation shall have authority to issue two classes of capital stock designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 125,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share, and 25,000,000 shares of Preferred Stock, par value $0.01 per share.

(b) The Board of Directors of the Corporation may issue the Preferred Stock in one or more series consisting of such number of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Directors may from time to time determine when designating such series.

Reasons for the Proposed Second Amended and Restated Articles of Incorporation

The additional shares of common stock and preferred stock would be available for sale to the public, or to private investors, for additional capital. The Company could also issue shares of common stock or preferred stock as consideration in possible acquisitions or other transactions. The Second Restated Articles would provide additional flexibility by increasing the authorized number of shares of common stock and preferred stock available for issuance from time to time for other corporate purposes as well. Those purposes include making additional shares available for issuance under the Shareholder Rights Plan (see “Proposal Three: Ratification of Shareholder Rights Plan”) stock splits or dividends, employee benefit plans, and other uses.

The Board of Directors has determined that the proposed Second Restated Articles is desirable and in its shareholders’ best interest. If the proposed Second Restated Articles are adopted, they will become effective upon filing with the Secretary of State of the State of Florida. We intend to file the Second Restated Articles as soon as practicable once shareholder approval is obtained.

Potential Changes in Control

The increase in the authorized number of shares of common stock and preferred stock could have possible anti-takeover effects. These authorized but unissued shares could (within the limits imposed by applicable law and NASDAQ listing rules) be issued in one or more transactions that could make a change of control of the Company more difficult and, therefore, more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board of Directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board of Directors although perceived to be desirable by some shareholders. The Board of Directors has not proposed this amendment for anti-takeover purposes and, as described below, subsequent shareholder approval will be required for most transactions which would constitute a change in control.

Potential Effects of the Amendment

The following table illustrates the effect the proposed Second Restated Articles would have on the number of shares of common stock available for issuance, if adopted.

	As of August , 2010	If Amendment is Adopted
Common Shares Authorized	50,000,000	100,000,000
Common Shares Issued and Outstanding	22,980,093	22,980,093
Common Shares Reserved for Issuance
Common Shares Available for Issuance

The following table illustrates the effect the proposed Second Amended and Restated Articles would have on the number of shares of preferred stock available for issuance, if adopted.

	As of May 24, 2010	If Amendment is Adopted
Preferred Shares Authorized	2,000,000	25,000,000
Preferred Shares Issued and Outstanding	0	0
Preferred Shares Reserved for Issuance	350,000	350,000
Preferred Shares Available for Issuance	1,650,000	24,650,000

Adoption of the Second Restated Articles would not affect the rights of the holders of currently outstanding common stock. If additional authorized shares of common stock or securities that are convertible into, exchangeable for, or exercisable for shares of common stock are issued, our existing shareholders could, depending upon the price realized, experience dilution of earnings per share and voting power. When and if additional shares of our common stock are issued, those new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock, including the right to cast one vote per share on all matters and to participate in dividends when and to the extent declared and paid. When and if shares of our preferred stock are issued, those new shares would have the rights, preferences and limitations as determined by the Board of Directors.

The proposed Second Restated Articles, if adopted, will ensure that we will continue to have an adequate number of authorized and unissued shares of common stock and preferred stock available for future use as described above.

Recommendation

The Board of Directors unanimously recommends that you vote FOR the amendment and restatement of our Amended and Restated Articles of Incorporation as set forth in Proposal Two.

PROPOSAL THREE: RATIFICATION OF SHAREHOLDER RIGHTS PLAN

Our Board of Directors is asking shareholders to ratify the Rights Agreement dated as of June 22, 2010 (the “Rights Plan”), between us and American Stock Transfer & Trust Company, LLC (the “Rights Agent”) that our Board unanimously approved and adopted on June 22, 2010. Shareholder approval of the Rights Plan is not required. The Rights Plan was implemented on June 22, 2010, but will be terminated if the shareholders fail to ratify the Rights Plan.

Background and Reasons for Proposal

We have experienced and continue to experience substantial operating losses, and under the Internal Revenue Code of 1986, as amended (the “Code”), we may “carry forward” those losses in certain circumstances to offset current and future earnings and reduce our federal income tax liability. We believe that we currently will be able to carry forward our net operating losses (“NOLs”) and that these NOLs could be a substantial asset to us.

At March 26, 2010, we had NOL carryforwards of approximately $313 million for federal and state income tax purposes available to offset future taxable income. These NOL carryforwards expire on various dates beginning in 2027.

Calculating whether an “ownership change” has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of Section 382 of the Code, as well as limitations on the knowledge that any publicly traded company can have about the ownership of and transactions in its securities. We have analyzed the information available, along with various scenarios of possible future changes of ownership. In light of this analysis, our current stock price and daily trading volume, we believe that, if no action is taken, it is possible that we could undergo a subsequent “ownership change” under Section 382 of the Code. We believe the Rights Plan substantially reduces this risk.

On June 22, 2010, our Board of Directors adopted the Rights Plan to protect against further limitations on our ability to use our NOLs to reduce our future taxable income. The benefit of the NOLs to us could be significantly reduced if we were to experience any “ownership change” as defined in Section 382 of the Code. If that were to happen, the use of our NOLs and credits to offset our taxable income subsequent to the “ownership change” could be materially limited. The annual limit is obtained by multiplying (1) the aggregate value of our outstanding equity immediately prior to the “ownership change” (reduced by certain capital contributions made during the immediately preceding two years and certain other items) by (2) the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.” In calculating this annual limit, numerous special rules and limitations apply and it is necessary to incorporate unpredictable factors, such as the future aggregate value of our outstanding common stock and the federal long-term tax exempt interest rate.

If we were to have taxable income in excess of the NOL utilization limitations following a subsequent Section 382 “ownership change,” we would not be able to offset such excess taxable income with the NOLs. Although any loss carryforwards not used as a result of any Section 382 limitation would remain available to offset income in future years (again, subject to the Section 382 limitation), an “ownership change” could significantly defer the utilization of the loss carryforwards, accelerate payment of federal income tax and/or cause some of the NOLs to expire unused. It is impossible to predict with any accuracy the potential additional annual limitation on the amount of our taxable income that could be offset by our net operating loss carryforwards and credits were an “ownership change” to occur, but such limitation could be material.

Moreover, the amount and timing of our future taxable income, if any, cannot be accurately predicted, and we cannot estimate the exact amount of NOLs that can ultimately be used to reduce our income tax liability. Although we are unable to quantify an exact value, we believe the NOLs are a very valuable asset, and our Board of Directors believes it is in our shareholders’ best interests to attempt to deter the imposition of additional limitations on their use by adopting the Rights Plan.

Section 382 Ownership Calculation

Generally, an “ownership change” can occur through one or more acquisitions by which one or more shareholders, each of whom owns or is deemed to own directly or indirectly 5% or more in value of a corporation’s stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders at any time during the preceding rolling three-year period. The amount of the increase in the percentage of stock ownership (measured as a percentage of the value of our outstanding shares rather than voting power) of each 5% shareholder is computed separately, and each such increase is then added together with any other such increases to determine whether an “ownership change” has occurred. In determining whether an “ownership change” has occurred, the rules of Section 382 are very complex and are beyond the scope of this summary discussion.

Description of Rights Plan

The Rights Plan is intended to protect shareholder value by reducing the risk of a Section 382 ownership change, thereby preserving our ability to use the NOLs. Although the Rights Plan is intended to reduce the likelihood of an “ownership change” that could adversely affect us, we cannot assure that it would prevent all transfers that could result in such an “ownership change.”

The Rights Plan is intended to act as a deterrent to any person or group (an “Acquiring Person”) acquiring 4.99% or more of our outstanding common stock without the approval of our Board of Directors. The Rights Plan exempts future acquisitions of common stock by Capital Southwest Corporation, Capital Southwest Venture Corporation, Sally Posey and the Sally Posey Trust. Any rights held by an Acquiring Person are void and may not be exercised. Our Board of Directors may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Rights Plan.

The Rights Plan and the rights expire on June 22, 2013, unless the rights and the Rights Plan expire earlier as provided in the Rights Plan (see “Description of Rights Plan — Expiration”). As we describe below, if our Board of Directors determines that the Rights Plan is no longer necessary for the protection of our NOLs, the Rights Plan would expire.

The following description of the Rights Plan is qualified in its entirety by reference to the text of the Rights Plan, which is attached to this proxy statement as Appendix A. We urge you to read carefully the Rights Plan in its entirety as the discussion below is only a summary.

The Rights. As part of the Rights Plan, our Board of Directors authorized the issuance of one right per each outstanding share of our common stock payable to our shareholders of record as of June 22, 2010. Subject to the terms, provisions and conditions of the Rights Plan, each right initially represents the right to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock for a purchase price of $16.00 (the “Purchase Price”). If issued, each fractional share of preferred stock would give a shareholder approximately the same dividend, voting and liquidation rights as does one share of our common stock. Prior to exercise, a right does not give its holder any rights as a shareholder.

Exercisability. The rights will not be exercisable until the close of business on the tenth business day after a public announcement by us that a person or group has become an Acquiring Person. We refer to the date that the rights become exercisable as the “Distribution Date.” Until the Distribution Date, our common stock certificates will evidence the rights. Any transfer of shares of our common stock prior to the Distribution Date will constitute a transfer of the associated rights. After the Distribution Date, the rights may be transferred on the books and records of the Rights Agent as provided in the Rights Plan.

Exchange. On or after the Distribution Date, we may, at the option of our Board of Directors, exchange the rights (other than rights owned by such person or group which caused the rights to become exercisable, which will have become void) for our common stock, in whole or in part, at an exchange ratio of one share of our common stock per right (subject to adjustment).

Expiration. The rights and the Rights Plan will expire on the earliest of (1) June 22, 2013, (2) the time at which the rights are redeemed pursuant to the Rights Plan, (3) the time at which the rights are exchanged pursuant to the Rights Plan, (4) the repeal of Section 382 of the Code, or any successor statute, if our Board of Directors determines that the Rights Plan is no longer necessary for the preservation of tax benefits, and (5) the beginning of a taxable year to which our Board of Directors determines that no tax benefits may be carried forward.

Redemption. At any time prior to the Distribution Date, our Board of Directors may redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment to reflect any stock split, stock dividend or similar transaction (the “Redemption Price”). The redemption of the rights may be made effective at such time, on such basis and with such conditions as our Board of Directors in its sole discretion may establish. Immediately upon any redemption, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price.

Anti-Dilution Provisions. Our Board of Directors may make certain adjustments to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a stock split or a reclassification of the preferred shares or our common stock. Such adjustments may include adjustments to the purchase price of the preferred shares under the rights, the number of preferred shares issuable pursuant to each right and the number of outstanding rights, in each case as provided for in the Rights Plan. Generally, no adjustments to the Purchase Price of less than 1% will be made.

Amendments. Before the Distribution Date, our Board of Directors may amend or supplement the Rights Plan without the consent of the holders of the rights. After the Distribution Date, our Board of Directors may amend or supplement the Rights Plan only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions or to make any additional changes to the Rights Plan, but only to the extent that those changes do not impair or adversely affect any rights holder and do not result in the rights again becoming redeemable, and no such amendment may cause the Rights Plan again to become amendable other than in accordance with this sentence.

Other Considerations. Our Board of Directors believes that attempting to safeguard our NOLs as described above is in our and your best interests. Nonetheless, the Rights Plan could have certain potentially negative consequences:

•

Potential Effects on Liquidity. The Rights Plan is expected to deter shareholders from acquiring, directly or indirectly, additional shares of our common stock in excess of the specified limitations. Furthermore, a shareholder’s ability to dispose of our stock may be limited by reducing the class of potential acquirers for such stock.

•

Potential Impact on Value. Because the Rights Plan may restrict a shareholder’s ability to acquire our common stock, the market value of our common stock might be affected. The Rights Plan could discourage or prevent accumulations of substantial blocks of shares in which our shareholders might receive a substantial premium above market value. However, these disadvantages are outweighed, in the opinion of our Board of Directors, by the importance of maintaining the availability of our tax benefits. Our Board of Directors did not adopt the Rights Plan to discourage shareholders from accumulating our common stock. The purpose of the Rights Plan is to reduce the risk that we may be unable to fully utilize our tax benefits as a result of future transfers of our common stock. We have also retained the ability under the Rights Plan for our Board of Directors to redeem the rights or cause the Rights Plan to expire if our Board of Directors determines that the rights are no longer in the best interests of the company and its shareholders.

The Board of Directors unanimously recommends that you vote FOR the ratification of the Shareholder Rights Plan as set forth in Proposal Three.

PROPOSAL FOUR: RATIFICATION OF INDEPENDENT AUDITORS

The shareholders are urged to ratify the appointment by our Audit Committee of E&Y as our independent registered public accounting firm for the fiscal year ending March 25, 2011. E&Y has served as our independent auditors since our inception and is familiar with our affairs and financial procedures. Representatives from E&Y are expected to be present at the meeting and will have the opportunity to respond to appropriate questions from shareholders.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors.

OTHER MATTERS

As of the mailing date of this proxy statement, the Board of Directors knows of no other matters to be presented at the meeting. Should any of the matters requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2011 annual meeting, and who wishes to have the proposal included in our proxy statement and proxy for that meeting, must deliver the proposal to our corporate Secretary, Kelly Tacke, at 15303 Dallas Parkway, Suite 800, Addison, Texas 75001 by May 25, 2011. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

Any shareholder who intends to bring business before the 2011 annual meeting in a form other than a shareholder proposal in accordance with the preceding paragraph must give written notice to our corporate Secretary at the address set forth in the preceding paragraph on or before July 25, 2011.

GENERAL

The Annual Report to Shareholders for 2010, including financial statements, was previously delivered or made available to our shareholders. If you have not received the Annual Report, please contact our corporate Secretary. The Annual Report can also be found at our website www.palmharbor.com.

ANNUAL MEETING OF SHAREHOLDERS OF

PALM HARBOR HOMES, INC.

September 22, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=116737&p=proxy

Please detach and mail in the envelope provided IF you are not voting via telephone or the Internet.

20733300000000000000 6 092210

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 and 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. ELECTION OF DIRECTORS:

NOMINEES:

FOR ALL NOMINEES O Larry H. Keener

O William M. Ashbaugh

WITHHOLD AUTHORITY O Frederick R. Meyer

FOR ALL NOMINEES O A. Gary Shilling

O Tim Smith

FOR ALL EXCEPT O W. Christopher Wellborn

(See instructions below)

O John H. Wilson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2. AMEND AND RESTATE THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

3. RATIFY THE ADOPTION OF THE SHAREHOLDER RIGHTS PLAN.

4. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR THE INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 25, 2011.

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ABOVE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1) THROUGH (4) ABOVE, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSALS. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

PALM HARBOR HOMES, INC.

September 22, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=116737&p=proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach and mail in the envelope provided.

20733300000000000000 6 092210

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 and 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. ELECTION OF DIRECTORS:

NOMINEES:

FOR ALL NOMINEES O Larry H. Keener

O William M. Ashbaugh

WITHHOLD AUTHORITY O Frederick R. Meyer

FOR ALL NOMINEES O A. Gary Shilling

O Tim Smith

FOR ALL EXCEPT O W. Christopher Wellborn

(See instructions below)

O John H. Wilson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. AMEND AND RESTATE THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

3. RATIFY THE ADOPTION OF THE SHAREHOLDER RIGHTS PLAN.

4. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR THE INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 25, 2011.

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ABOVE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1) THROUGH (4) ABOVE, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSALS. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.